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                                                              Exhibit 99, Page 1


            GORMAN-RUPP ANNOUNCES STOCK SPLIT AND DIVIDEND INCREASE


Mansfield, Ohio - July 22, 2004 - The Board of Directors of The Gorman-Rupp Company today declared a five-for-four split of the Company's Common Shares in the form of a distribution of one additional Common Share for each four Common Shares previously issued. The distribution will be made on September 10, 2004, to shareholders of record at the close of business on August 13, 2004.

Cash payments will be made to shareholders in settlement of fractional-share interests resulting from the distribution on the basis of the average of the high and low sales price of the Company's Common Shares on the American Stock Exchange on the record date (or, if there are no sales on the record date, then on the first preceding day on which there were sales), adjusted to reflect the distribution.

National City Bank (Cleveland, Ohio), the Transfer Agent and Registrar for the Common Shares of the Company, will accept instructions from brokers and nominees regarding their requirements in respect to the distribution until September 3, 2004.

After giving effect to the issuance of the additional Common Shares in the distribution, the most recent quarterly dividend rate of $0.17 per Common Share would have been $0.136 per share.

In other action, the Board of Directors of the Company declared a quarterly cash dividend of $0.14 per share on the Common Stock of the Company, payable September 10, 2004, to shareholders of record August 13, 2004. The cash dividend is payable on post-split shares and represents a 2.9% increase over the equivalent post-split dividend of $0.136 paid during the previous quarter.

This marks the 218th consecutive dividend paid by the Company.

David P. Emmens
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1477
American Stock Exchange Symbol (GRC)

For information contact Robert E. Kirkendall, Sr. Vice President & CFO, Tel (419) 755-1294

The Gorman-Rupp company is a manufacturer of pumps and related equipment for water, wastewater, construction, industrial, petroleum, original equipment, agricultural, fire and governmental applications.